UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2006, we appointed Frank J. Tanki, age 66, to our Board of Directors.

Frank J. Tanki most recently served as a director of Acceris Communications Inc., a broad based telecommunications company, from May 2004 to March 2005. Prior to Mr. Tanki’s retirement in 1998, he spent 36 years with Coopers & Lybrand (now PriceWaterhouseCoopers) and retired in 1998 as a Senior Partner in the Business Assurance practice. During his career, he was a member of the firm’s Executive Committee, Director of Accounting and SEC Technical Services and Partner-In-Charge of the New York practice group. Mr. Tanki has served on the Board of Directors of Computer Horizons Corporation, a Nasdaq-quoted technology staffing firm, since 2005.

As an independent member of our Board of Directors, Mr. Tanki will serve on Board committees as determined by our Board of Directors at a future Board meeting. Mr. Tanki will be eligible for compensation in accordance with our director compensation policy. On December 14, 2006, Mr. Tanki received stock options to purchase 10,000 shares of our common stock, exercisable for a term of ten years at $6.30 per share.

There were no arrangements or understandings between Mr. Tanki and our company or any other persons pursuant to which he was selected as a director. Mr. Tanki is not associated with another officer or director of our company by family relationships, and has not during the past five years been: involved in a bankruptcy petition or a pending criminal proceeding; convicted in a criminal proceeding excluding traffic and minor offenses; subject to any order, judgment, or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: December 19, 2006	By: /s/ Kevan D. Bloomgren
Kevan D. Bloomgren, Chief Financial Officer

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